Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC., ANNOUNCES FOURTH QUARTER
AND YEAR END RESULTS

Nampa, ID (January 24, 2014) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter and year ended December 31, 2013.  For the quarter ended December 31, 2013, the Company reported a net loss of $2.3 million, or $(0.17) per diluted share, compared to net income of $219,000, or $0.02 per diluted share, for the same period a year ago.  For the year ended December 31, 2013, the Company reported net loss of $255,000, or $(0.02) per diluted share, compared to net income of $1.8 million, or $0.12 per diluted share, for the same period a year ago.

The Bank has entered into shared-loss agreements with the Federal Deposit Insurance Corporation (“FDIC”) in connection with two acquisitions. The loans and foreclosed assets purchased in these acquisitions that are subject to the shared-loss agreements are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to shared-loss agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended December 31, 2013:

•
On October 23, 2013, the Company announced the signing of a definitive merger agreement (“Cascade Agreement”) with Cascade Bancorp (“Cascade”). Under the terms of the Cascade Agreement, Cascade will acquire the Company, subject to regulatory approval, approval by the stockholders of the Company and Cascade, and other customary conditions of closing. Previously, on September 24, 2013, the Company entered into a merger agreement (“Banner Agreement”) with Banner Corporation (“Banner”). The Company terminated the Banner Agreement on October 23, 2013, and paid a termination fee of $3.0 million to Banner during the fourth quarter of 2013. The Banner Agreement was terminated pursuant to its terms because the Company’s Board of Directors determined the Cascade offer was a Superior Proposal, as defined in the Banner Agreement;

•
Net interest income increased $1.9 million compared to the linked quarter ended September 30, 2013, due primarily to an increase of accretable yield on purchased loans as a result of recoveries and payoffs of purchased loans;

•
A reverse provision for loan losses of ($1.2 million) was recorded on noncovered originated loans, while we recognized a net provision of $241,000 on covered loans, during the quarter ended December 31, 2013, resulting in a net reverse provision of ($933,000);

•
The ($436,000) of noninterest income during the quarter ended December 31, 2013, included impairment of the FDIC indemnification asset of $2.9 million, which was a result of a reduction in estimated future losses on covered loans and recoveries of previously charged-off loans. The impairment of the FDIC indemnification asset was $1.2 million in the linked quarter and $2.8 million in the year-ago quarter;

•	The Company did not realize gains on the sale of investments during the quarter, consistent with the linked quarter, but $754,000 less than the year-ago quarter;
•
Noninterest expense increased by $2.9 million during the quarter ended December 31, 2013, compared to the year-ago quarter, and by $4.0 million compared to the linked quarter. Noninterest expenses totaled $13.9 million during the fourth quarter of 2013, which included $3.4 million of merger-related expenses;

•	Income tax provision was $576,000 as nearly all of the merger-related expenses incurred during the fourth quarter of 2013 were not deductible from taxable income;
•	Total assets decreased $13.5 million during the quarter ended December 31, 2013, compared to September 30, 2013, and decreased $46.2 million since December 31, 2012;
•	Net loans increased $5.6 million during the quarter ended December 31, 2013;

Home Federal Bancorp, Inc.
January 24, 2104

•
Asset quality continued to improve as noncovered nonperforming assets declined $1.2 million to $5.2 million at December 31, 2013, compared to September 30, 2013. Total nonperforming assets decreased $4.3 million during the quarter to $11.2 million at December 31, 2013; and

•	The Company declared and paid its regular quarterly dividend of $0.06 per share.

Results of Operations

Net interest income. During the quarter ended December 31, 2013, net interest income increased $1.9 million and $573,000 compared to the linked quarter and the quarter ended December 31, 2012, respectively. Net interest margin increased to 4.98% during the quarter ended December 31, 2013, from 4.21% in the linked quarter and 4.55% during the quarter ended December 31, 2012. Similarly, the Company’s yield on earning assets increased to 5.26% in the quarter ended December 31, 2013, from 4.51% in the linked quarter, and 4.89% during the quarter ended December 31, 2012. These increases during the quarter ended December 31, 2013, were primarily due to an increase in accretable income on loans purchased in the LibertyBank acquisition as the balance of purchased loan pools continued to decline significantly, thereby reducing expected losses, and increases in cash flows recovered from previously charged down loans. However, as the balance of purchased loan pools declines, the future impact of accretable yield on interest income and net interest margin will lessen significantly.

The cost of funds for the quarter ended December 31, 2013, was 0.40% compared to 0.42% in the quarter ended
September 30, 2013, and 0.47% for the quarter ended December 31, 2012. The cost of deposits, which includes noninterest-bearing deposits, was 0.32% during the quarter ended December 31, 2013, compared to 0.34% during the quarter ended September 30, 2013 and 0.39% for the year-ago quarter.

Provision for loan losses. A net reverse provision for loan losses of ($933,000) was recorded during the quarter ended December 31, 2013, compared to a net reverse provision of ($970,000) for the quarter ended September 30, 2013, and a reverse provision of ($653,000) for the year-ago quarter. The net reverse provision for loan losses in the quarter ended December 31, 2013, was related to improving credit quality (including significantly lower nonperforming and classified loans), stabilizing and improving economic factors and recoveries on previously charged-off loans. The net reverse provision included a provision of $241,000 related to the covered loans purchased in the Community First Bank acquisition, driven primarily by net charge-offs of $294,000 in that portfolio. The estimated amount recoverable from or due to the FDIC under the loss sharing agreements as a result of the provision for loan losses on covered loans is reported as “FDIC indemnification provision” in noninterest income.

Noninterest income. Impairment of the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans, which reduces noninterest income. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended		Years Ended
(in thousands)	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012

Total noninterest income, as reported	$(436)	$755	$1,049	$(655)
Less: FDIC indemnification recovery (impairment) related to current period provision for loan losses	231	(648)	(464)	(1,807)
Impairment of FDIC indemnification asset	(2,930)	(1,164)	(8,410)	(10,856)
Total noninterest income, excluding FDIC indemnification items	$2,263	$2,567	$9,923	$12,008

Noninterest income, excluding FDIC indemnification items, declined $304,000 during the quarter ended December 31, 2013, compared to the linked quarter as the Company realized a gain on life insurance proceeds of $161,000 during the linked quarter and service charges and fees declined $128,000 during the quarter ended December 31, 2013. Pre-tax gains on sales of investments were $0, $0 and $753,000 during the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively.

Home Federal Bancorp, Inc.
January 24, 2104

Noninterest expense. Noninterest expense for the quarter ended December 31, 2013, increased by $2.9 million compared to the quarter ended December 31, 2012, and by $4.0 million compared to the linked quarter. As previously mentioned, in the quarter ended December 31, 2013, the Company recognized a $3.0 million fee in relation to the termination of the Banner Agreement and $445,000 of other merger-related expenses during the quarter. Compensation expense increased during the quarter ended December 31, 2013, compared to the linked quarter by $719,000, primarily due to annual incentive and commission plan accruals. The provision for real estate owned was $150,000 during the current quarter compared to $1,000 during the linked quarter. Professional services increased during the quarter ended December 31, 2013,  compared to the linked and year-ago quarters, due to merger-related expenses.

Noninterest expenses increased $815,000, or 1.9%, during the twelve months ended December 31, 2013, compared to the twelve months ended December 31, 2012.  Noninterest expense for the year included $3.7 million of merger-related expenses.

Balance Sheet

Total assets decreased $46.2 million to $1.0 billion at December 31, 2013, compared to December 31, 2012, primarily due to a decrease in investments and cash of $38.4 million, which was used to fund a $32.4 million decline in deposits during the year. Balances of certificates of deposit declined $40.8 million during the year as core deposits increased to $650.0 million at December 31, 2013, compared to $641.6 million at December 31, 2012.

Cash and investments. Cash and amounts due from depository institutions at December 31, 2013, decreased by $8.5 million from December 31, 2012, to $107.0 million. Investments decreased $29.9 million from December 31, 2012, to $390.6 million at December 31, 2013. The reduction in investments resulted from regularly scheduled principal repayments and maturities and a decline in the fair value of investments due to continued rising market interest rates during the quarter ended December 31, 2013. During the quarter ended December 31, 2013, cash increased $4.7 million and investments declined $23.4 million.

Loans.  Net loans increased by $5.6 million during the quarter ended December 31, 2013 compared to September 30, 2013, but declined $2.4 million compared to December 31, 2012.  During the quarter ended December 31, 2013, construction loans increased by $6.9 million, commercial business loans increased by $6.0 million and multifamily residential loans increased by $3.3 million. Partially offsetting these increases were declines in commercial real estate and one-to-four family residential loans of $8.2 million and $3.3 million, respectively.  All other loans, net, increased $930,000.

Asset Quality. The allowance for loan losses was $9.0 million at December 31, 2013, compared to $10.6 million and $12.5 million at September 30, 2013 and December 31, 2012, respectively. The allowance for loan losses allocated to the noncovered loan portfolio was $6.7 million, or 1.89% of noncovered loans at December 31, 2013, while the allowance for loan losses allocated to covered loans totaled $2.3 million, or 3.96% of covered loans, at December 31, 2013. The FDIC indemnification receivable declined $1.2 million during the quarter ended December 31, 2013, to $4.9 million, primarily due to the continued reduction in estimated losses on covered loans in the LibertyBank portfolio (which resulted in the impairment noted above in noninterest income) that was somewhat offset by an increase in estimated losses in the Community First Bank loan portfolio during the quarter ended December 31, 2013.

Loans delinquent 30 to 89 days and still accruing interest totaled $1.3 million at December 31, 2013, compared to $492,000 at September 30, 2013 and $809,000 at December 31, 2012. Nonperforming assets, which include nonaccrual loans and REO, totaled $11.2 million at December 31, 2013, compared to $15.5 million at September 30, 2013 and $24.8 million at December 31, 2012. Total nonperforming loans declined $2.6 million, while REO declined $1.8 million during the quarter ended December 31, 2013.

Home Federal Bancorp, Inc.
January 24, 2104

The following table summarizes nonperforming loans and REO at December 31, 2013 and September 30, 2013, and the quarterly change (in thousands):

	December 31, 2013			September 30, 2013			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$219	$656	$875	$223	$781	$1,004	$(4)	$(125)
Commercial and multifamily real estate	1,941	875	2,816	3,369	894	4,263	(1,428)	(19)
One-to-four family residential	232	2,000	2,232	243	2,790	3,033	(11)	(790)
Other	1	544	545	34	702	736	(33)	(158)

Total nonperforming loans	2,393	4,075	6,468	3,869	5,167	9,036	(1,476)	(1,092)

Real estate owned and other repossessed assets	3,597	1,159	4,756	5,205	1,308	6,513	(1,608)	(149)

Total nonperforming assets	$5,990	$5,234	$11,224	$9,074	$6,475	$15,549	$(3,084)	$(1,241)

Deposits. Total deposits decreased $13.3 million during the quarter ended December 31, 2013, to $818.5 million and decreased $32.4 million compared to December 31, 2012. During the quarter ended December 31, 2013, end of period balances in core deposits (defined as checking, savings and money market accounts) decreased by $3.4 million to $650.0 million, while certificates of deposit declined by $9.9 million to $168.4 million. Certificates of deposit declined by $40.8 million during the year ended December 31, 2013. Average core deposits were $12.1 million higher during the fourth quarter of 2013 compared to the linked quarter. Core deposits comprised 79.4% of the deposit portfolio at December 31, 2013, compared to 75.4% at December 31, 2012.

Equity. Stockholders’ equity decreased $10.8 million during 2013 to $169.0 million at December 31, 2013. Dividends paid during 2013 totaled $3.3 million. Additionally, the Company experienced a decrease of $13.3 million in accumulated other comprehensive income, which includes the unrealized loss on investments available-for-sale, net of taxes, and was $5.1 million at December 31, 2013.  A year earlier, we had an unrealized gain, net of taxes, of $8.2 million. The decline in the fair value of investments was due to the significant increase in market interest rates during fiscal year 2013.

Use of Non-GAAP Financial Measures
This document contains non-GAAP financial measures as management believes it to be helpful in understanding the Company’s results of operations and financial position. “Total noninterest income, excluding FDIC indemnification items” is used by management to assess core noninterest income as the impact of accounting for the FDIC indemnification asset is highly volatile. A reconciliation to the comparable GAAP financial measure “Total noninterest income” has been provided above. “Tangible book value per share” is another non-GAAP financial measure that is included in the table below to facilitate the comparison of the Company with its peers. Tangible book value is equal to “Total shareholders’ equity” less “Core deposit intangible.” Tangible book value is then divided by the number of outstanding shares at the end of each period to calculate tangible book value per share.

About the Company
Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company primarily serves southwestern Idaho and Central and Western Oregon through 24 full-service branches and three commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Participants in the Solicitation

Cascade, Company and their respective directors and executive officers may be soliciting proxies from Cascade and Company shareholders in favor of the proposed merger and related matters.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cascade and Company shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise will be set forth in the joint proxy statement/prospectus.    Additional information about Cascade's directors and executive officers and Company's directors and executive officers can also be found in the Registration Statement on Form S-4, which Cascade filed with the SEC on December 16, 2013, as amended thereafter. Investors and Company stockholders should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.  You may obtain copies of all documents filed with the SEC, free of charge, at the SEC’s website (www.sec.gov).  You may also obtain these documents, free of charge, from: (i) Cascade's website (www.botc.com) under the heading “About Us” and then under the heading “Investor Relations” and then under the heading “Investor Information” and then under the tab “SEC Filings;” (ii) Cascade upon written request to Cascade Bancorp, Attn: Investor Relations, 1100 North West Wall Street, P.O. Box 369, Bend, Oregon 97701; (iii) Company’s website (www.myhomefed.com/ir) under the under the heading "SEC Filings, Ownership and Forms;" or (iv) Company upon written request to Company Bancorp, Inc., Attn: Eric Nadeau, 500 12th Avenue South, Nampa, Idaho 83651.

Home Federal Bancorp, Inc.
January 24, 2104

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, the ability to consummate the merger with Cascade, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions; competitive conditions between banks and non-bank financial service providers; interest rate fluctuations; the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators; regulatory and accounting changes, including as a result of Basel III; risks related to construction and development lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
January 24, 2104

CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,
(In thousands, except share data) (Unaudited)	2013	2013	2012

ASSETS
Cash and cash equivalents	$107,000	$102,269	$115,529
Investments available-for-sale, at fair value	390,648	414,026	420,505
FHLB stock, at cost	16,771	16,929	17,401
Loans receivable, net of allowance for loan losses of $9,046, $10,583 and $12,528, respectively	407,451	401,842	409,846
Accrued interest receivable	2,764	2,852	2,776
Property and equipment, net	25,943	26,592	29,057
Bank owned life insurance	15,751	15,635	15,938
Real estate owned and other repossessed assets	4,756	6,513	10,386
FDIC indemnification receivable, net	4,914	6,129	10,846
Core deposit intangible	2,062	2,168	2,523
Deferred tax assets, net	17,175	15,853	9,022
Other assets	7,139	5,022	4,791
TOTAL ASSETS	$1,002,374	$1,015,830	$1,048,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$160,602	$161,335	$142,207
Interest-bearing demand	245,271	247,099	248,836
Money market	158,364	158,231	167,202
Savings	85,775	86,792	83,401
Certificates	168,439	178,319	209,242
Total deposit accounts	818,451	831,776	850,888

Advances by borrowers for taxes and insurance	383	1,334	490
Accrued interest payable	122	127	167
Deferred compensation	6,504	6,422	6,149
Repurchase agreements	--	511	4,775
Other liabilities	7,916	5,490	6,366
Total liabilities	833,376	845,660	868,835

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	148	145	145
Dec. 31, 2013 - 17,852,778 issued; 14,832,757 outstanding
Sep. 30, 2013 - 17,542,217 issued; 14,522,196 outstanding
Dec. 31, 2012 - 17,512,197 issued; 14,453,399 outstanding
Additional paid-in capital	137,252	133,354	131,934
Retained earnings	42,752	45,942	46,337
Unearned shares issued to employee stock ownership plan	(6,065)	(6,254)	(6,823)
Accumulated other comprehensive income (loss)	(5,089)	(3,017)	8,192
Total stockholders’ equity	168,998	170,170	179,785
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,002,374	$1,015,830	$1,048,620

Home Federal Bancorp, Inc.
January 24, 2104

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Interest income:
Loans	$9,681	$9,658	$34,432	$40,058
Investments	2,558	2,199	10,399	8,861
Other interest income	65	51	232	230
Total interest income	12,304	11,908	45,063	49,149

Interest expense:
Deposits	667	827	2,920	3,811
Repurchase agreements	--	17	19	71
Total interest expense	667	844	2,939	3,882
Net interest income	11,637	11,064	42,124	45,267

Provision for loan losses	(933)	(653)	(2,486)	(1,765)
Net interest income after provision for loan losses	12,570	11,717	44,610	47,032

Noninterest income:
Service charges and fees	1,992	2,162	8,226	8,653
Gain on sales of securities	--	754	485	1,971
FDIC indemnification (provision) recovery	231	(627)	(464)	(1,807)
Impairment of FDIC indemnification asset, net	(2,930)	(2,814)	(8,410)	(10,856)
Other	271	192	1,212	1,384
Total noninterest income	(436)	(333)	1,049	(655)

Noninterest expense:
Compensation and benefits	6,541	6,025	24,032	24,054
Occupancy and equipment	1,290	1,633	5,386	6,176
Data processing	848	1,078	3,571	3,945
Advertising	123	180	550	776
Postage and supplies	187	224	803	987
Professional services	849	404	2,670	2,351
Insurance and taxes	411	573	1,642	2,158
Amortization of intangibles	107	131	461	564
Provision for REO	151	282	795	736
Merger termination fee	2,954	--	2,954	--
Other	441	432	1,465	1,767
Total noninterest expense	13,902	10,962	44,329	43,514
Income (loss) before income taxes	(1,768)	422	1,330	2,863

Income tax provision	576	203	1,585	1,061
Net income (loss)	$(2,344)	$219	$(255)	$1,802

Earnings (loss) per common share:
Basic	$(0.17)	$0.02	$(0.02)	$0.12
Diluted	(0.17)	0.02	(0.02)	0.12

Weighted average number of shares outstanding:
Basic	14,005,216	13,660,245	13,822,263	14,292,815
Diluted	14,005,216	13,689,742	13,822,263	14,297,987

Dividends declared per share:	$0.06	$0.18	$0.24	$0.35

Home Federal Bancorp, Inc.
January 24, 2104

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	(0.92)%	0.42%	0.22%	0.18%	0.08%
Return on average equity (1)	(5.46)	2.48	1.29	1.03	0.48
Net interest margin (1)	4.98	4.21	4.47	4.16	4.55

PER SHARE DATA
Diluted earnings per share	$(0.17)	$0.08	$0.04	$0.03	$0.02
Tangible book value per outstanding share	11.25	11.57	11.60	12.16	12.26
Cash dividends declared per share	0.06	0.06	0.06	0.06	0.18
Average number of diluted shares outstanding (2) for earnings per share	13,946,256	13,836,734	13,763,806	13,714,084	13,689,742

ASSET QUALITY- NONCOVERED (3)
Allowance for loan losses	$6,750	$7,795	$8,025	$8,412	$8,611
Nonperforming loans	4,075	5,167	5,433	9,115	9,597
Nonperforming assets	5,234	6,475	8,806	13,377	13,872
Provision for loan losses	(1,175)	(281)	(364)	(225)	--
Allowance for loan losses to gross loans	1.89%	2.27%	2.48%	2.58%	2.59%
Nonperforming loans to gross loans	1.14	1.51	1.68	2.79	2.87
Nonperforming assets to total assets	0.56	0.69	0.87	1.22	1.46

TOTAL COVERED ASSETS (4)	$63,925	$75,745	$82,929	$88,425	$95,556

FINANCIAL CONDITION DATA
Average interest-earning assets	$935,063	$928,765	$954,852	$966,269	$973,113
Average interest-bearing liabilities	668,966	668,556	686,598	706,561	717,519
Net average earning assets	266,097	260,209	268,254	259,708	255,594
Average interest-earning assets to average interest-bearing liabilities	139.78%	138.92%	139.07%	136.76%	135.62%
Stockholders’ equity to total assets	16.86	16.75	16.90	17.00	17.14

STATEMENT OF OPERATIONS DATA
Interest income	$12,304	$10,474	$11,418	$10,867	$11,908
Interest expense	667	707	753	812	844
Net interest income	11,637	9,767	10,665	10,055	11,064

Provision for loan losses (5)	(933)	(970)	(356)	(227)	(653)
Noninterest income	(436)	755	232	498	(333)
Noninterest expense	13,902	9,933	10,397	10,097	10,962
Income (loss) before taxes	(1,768)	1,559	856	683	422
Income (loss) tax provision	576	506	281	222	203
Net income (loss)	$(2,344)	$1,053	$575	$461	$219

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(3)	Excludes loans and REO covered by a loss sharing agreement with the FDIC.
(4)	Loans and REO covered by loss share agreements with the FDIC.
(5)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”